Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 24, 2014 with respect to the consolidated financial statements of Schuff International, Inc. as of December 29, 2013 and December 30, 2012 and for each of the three years in the period ended December 29, 2013, included in Form 8-K/A of HC2 Holdings, Inc., dated June 4, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Phoenix, Arizona

September 12, 2014